Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson/Marian Briggs
Chief Financial Officer	(612) 455-1745
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR iCAD:

Kevin McGrath

Cameron Associates

(212) 245-4577

Kevin@cameronassoc.com

www.icadmed.com

FOR IMMEDIATE RELEASE

VITAL IMAGES SIGNS AGREEMENT WITH ICAD TO

INTEGRATE CT COLON CAD TECHNOLOGY

Computer-Aided Detection Capability Has Potential to Improve Radiologists’ Ability

To Detect Polyps Which Could Lead To Colon Cancer

MINNEAPOLIS and NASHUA, N.H.,  Oct. 26, 2004—Vital Images, Inc. (NASDAQ: VTAL), a leading provider of advanced medical imaging software, has signed a non-exclusive agreement with iCAD, Inc. (NASDAQ: ICAD), a leading computer-aided detection (CAD) software company, to integrate iCAD’s Second Look® CT Colon CAD application into Vitrea® 2, Vital Images’ flagship software.  Computer-aided detection is a software technology designed to identify suspicious areas during CT screening exams, and this new CAD capability is intended to assist physicians in finding polyps that could lead to colon cancer. Under this agreement, Vital Images will distribute the new CAD option pending the Food and Drug Administration’s regulatory review.

“One of our stated growth strategies is to partner with leading players to deliver productivity-enhancing tools that physicians can use to help their patients,” said Jay D. Miller, Vital Images president and chief executive officer.  “CAD is becoming an integral part of advanced visualization, and iCAD is an innovator in the field.  We have offered InnerviewGI™, our CT colon option, for several years, and it has become one of our top-selling options.  We are excited about enhancing our colon offering with a CAD capability.”

CAD technology uses sophisticated computer algorithms to identify and automatically mark suspicious structures for further evaluation by the radiologist. Previously, radiologists used the InnerviewGI colon option solely to perform a virtual colonoscopy and look for potential polyps or other irregularities.

“We are delighted to team up with Vital Images to develop our CT Colon CAD capability,” said W. Scott Parr, iCAD president and chief executive officer.  “Vitrea is a proven performer, and Vital Images has developed a sizable base of customers focused on CT colonography.  We look forward to further collaboration with Vital Images.”

(more)

CAD technology addresses a growing need among radiologists whose ability to read and confidently assess CT imaging studies, such as virtual colonoscopy, is challenged by the volume of images to evaluate. It can take an experienced radiologist approximately 15 minutes to read a typical virtual colonoscopy study, and a CAD capability could reduce this time.

About iCAD, Inc.

iCAD develops, engineers, manufactures and markets computer-aided detection (CAD) products for the early detection of breast cancer and other health-care related applications. iCAD is the only independent, integrated digitizer hardware and CAD software company offering computer-aided detection solutions. As such, iCAD is able to reduce costs at each step in the CAD product design, production and assembly process. The company believes its vertical integration of CAD and hardware development results in better integration of software and film digitizer components, lower production costs and reduced administrative overhead.  Additional information is available at www.icadmed.com

About Vitrea 2

Vitrea 2 is Vital Images’ advanced medical imaging software for diagnostic evaluation of CT and magnetic resonance (MR) image data.  Vitrea 2 software features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy, and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images, headquartered in Minneapolis, Minnesota, is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of each of the Companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in each Company’s other filings with the Securities and Exchange Commission.  The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made.  The Companies are under no obligation to provide any updates to any information contained in this release.

Vitrea® is a registered trademark of Vital Images, Inc.

Second Look® is a registered trademark of iCAD, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

# # #